SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 23, 2013

South Dakota Soybean Processors, LLC

(Exact name of Registrant as specified in its charter)

South Dakota	000-50253	46-0462968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Caspian Ave. PO Box 500 Volga, South Dakota		57071
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 627-9240

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 23, 2013, we entered into an amendment of the Master Loan Agreement with our lender, CoBank, ACB, of Greenwood Village, Colorado. See Item 2.03, the text of which is herein incorporated by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 23, 2013, we entered into an amendment of the Master Loan Agreement with our lender, CoBank, ACB, the terms of which affect our revolving working capital (seasonal) loan, revolving term loan, and covenants. Under the seasonal loan, the amount that we may borrow is increased from $40 million to $50 million. Advances on the seasonal loan are secured and limited to qualifying inventory and accounts receivable, net of accrued commodity purchases.

In addition, the working capital covenant under our Master Loan Agreement is amended. Prior to the amendment, our minimum working capital requirement was $11.0 million at the end of each fiscal year and $9.0 million at the end of each other period for which financial statements are required to be furnished. After the amendment, our minimum working capital requirement is increased to $12.5 million at the end of each fiscal year and $10.0 million at the end of each other period.

Finally, the amount we may distribute to members without the prior written consent of CoBank is increased from 35% to 50% of consolidated net income of the prior fiscal year

All other material items and conditions under the Master Loan Agreement and subsequent amendments remain the same following this amendment. The amendment to the Master Loan Agreement and amendments to related agreements will be filed as exhibits in our next periodic report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: July 25, 2013	/s/ Thomas Kersting
Thomas Kersting, Chief Executive Officer